EXHIBIT 99.1

Behringer Harvard Acquires Two Luxury

Multifamily Communities in Texas

DALLAS, July 22, 2010 — Behringer Harvard announced today its acquisition of multifamily communities in two Texas metro areas: Briar Forest Lofts in Houston and Fitzhugh Urban Flats in Dallas. Both investments were made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds.

“Both of these exceptional communities offer luxurious amenities, the appeal of high-quality new construction and desirable locations near key employment centers,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “Occupancy at the Dallas community is already stabilized, and the Houston property is approaching stabilization. We believe these properties offer good upside potential as the economy continues to improve and rents rebound.”

Briar Forest Lofts in Houston

Briar Forest Lofts is a mid-rise multifamily community providing 352 apartment homes in the heart of the Westchase/Energy Corridor approximately 15 miles west of downtown Houston, Texas. Acquisition of this newly constructed community was completed at a discount to replacement cost.

Constructed in 2008 at 13202 Briar Forest Drive, the multifamily community is two miles south of Interstate 10 between Beltway 8 and Grand Parkway. The 5.77-acre Briar Forest Lofts community consists of a four-story building wrapped around a five-story parking garage with direct access. Residents enjoy a state-of-the-art fitness center and conference room as well as a clubhouse with art gallery, media room, wine cellar, Internet café, juice bar and poker room. Common-area amenities also include two swimming pools, three recreational courtyards, an outdoor lounge and Wi-Fi connectivity.

The Briar Forest Lofts community offers pet-friendly apartment homes averaging 901 square feet with one or two bedrooms and baths. Interior finishes include hardwood floors, granite countertops, stainless steel appliances and upgraded appliances and cabinetry. The living areas and bedrooms feature 10-foot ceilings, designer light fixtures and ceiling fans. Kitchen islands and separate showers are available in selected units.

Immediately adjacent to Briar Forest Lofts is a retail center - anchored by a new LA Fitness facility - that includes a Bank of Texas, a Starbucks and multiple casual restaurants. A Kroger grocery store anchors a shopping center west of the community that includes a Walgreens drugstore as well as additional retail and restaurants. Six schools, both public and private, are within walking distance of the community.

The population of Houston continues to grow at twice the average national rate as young professionals are drawn to the metro’s warm climate, low cost of living and competitive wages, according to Property and Portfolio Research. Houston is home to 23 Fortune 500 companies; many are energy-related and based in west Houston’s Energy Corridor, a concentration of 31 million square feet of office space that surrounds Briar Forest Lofts. Residents also benefit from convenient access to major employment centers including Westchase, the Galleria, Greenway Plaza and the central business district of Houston.

Fitzhugh Urban Flats in Dallas

Fitzhugh Urban Flats, a luxury multifamily community in Dallas, Texas, provides 452 apartment homes. Fitzhugh Urban Flats is located near the Uptown and Knox-Henderson areas approximately three miles northeast of Dallas’s central business district. Fitzhugh Urban Flats represents upscale, high-density urban living in one of Dallas’ hottest redevelopment areas. Its transit-oriented location and upscale amenities have been attractive to sophisticated young professionals, and the newly constructed community has already achieved leasing stabilization.

Completed in early 2009 on a 10.6-acre site at 2707 Fitzhugh Avenue, the community won the National Association of Home Builders 2009 Pillar Award for the best apartment community in the category of four stories and under. The community, which was acquired at a discount to replacement cost, consists of three residential buildings of three stories each. Garage parking is available at apartment level. Residents enjoy a fitness center, a business center and conference room, a media and game room, a great room, three resort-style swimming pools and two courtyard plazas.

The homes at Fitzhugh Urban Flats average 943 square feet with one or two bedrooms and baths. Interior finishes include faux-wood flooring, stainless steel appliances, hardwood cabinets, granite countertops in kitchens and baths, and a washer and dryer. Selected homes feature tiled entries and a private patio or balcony.

Fitzhugh Urban Flats offers convenient access to major employment centers, shopping, restaurants, entertainment, and educational and cultural opportunities. Venues located less than one mile from the community include the Knox/Henderson area, West Village, Mockingbird Station and Cityplace. Residents enjoy convenient access to public transportation options including light rail and bus services. Fitzhugh Urban Flats is less than one mile from the Cityplace DART Station serving both the Red and Blue lines providing commuter rail services throughout Dallas. The community also provides easy access to major traffic arteries including U.S. 75 (Central Expressway) and Interstates 45, 35 and 30.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600